Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by Registrant                           / X /
Filed by a Party other than the Registrant   /    /
Check the appropriate box:
/   /  Preliminary Proxy Statement
/ X /   Definitive Proxy Statement
/   /   Definitive Additional Material
/   /   Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12
_________________________________________________________________
                   LSI LOGIC CORPORATION
_________________________________________________________________
                      David E. Sanders
             Vice President, General Counsel, Secretary
                   LSI Logic Corporation
Payment of Filing Fee:
/ X /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        or 14a-6(j)(2).
/   /   $500 per each party to the controversy pursuant to
        Exchange Act Rule 14a-6(i)(3).
/   /   Fee computed per table below per Exchange Act Rules
        14a-6(i)(4) and 0-11.
        (1) Title of each class securities to which transaction
            applies:
            _________________________________________________
        (2) Aggregate number of securities to which transaction
            applies:
            ____________________________________________________
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11:
            ___________________________________________________
        (4) Proposed maximum aggregate value of transaction:
            __________________________________________________
            Set forth the amount on which the filing fee is calculated and state how it was determined.
/   /  Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1) Amount Previously Paid:
          ___________________________________________________
      (2) Form, Schedule or Registration Statement No.:
          ___________________________________________________
      (3) Filing Party:
           _________________________________________________
      (4) Date Filed:
           __________________________________________________
                          LSI LOGIC CORPORATION

                    Notice of Annual Meeting of Stockholders
                                  May 10, 1996

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of LSI Logic Corporation (the "Company"), a Delaware corporation, will be held on May 10, 1996 at 11:00 a.m., local time, at The St. Regis Hotel located at 2 East 55th Avenue, New
York, New York 10022, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the appointment of Price Waterhouse as independent accountants of the Company for its 1996 fiscal year.

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 15, 1996 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                        Sincerely,


                                        David E. Sanders
                                        Secretary

Milpitas, California
March 29, 1996
                       YOUR VOTE IS IMPORTANT
     In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

                           LSI LOGIC CORPORATION
                             _________________

                              PROXY STATEMENT

              INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of LSI Logic Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 10, 1996 at 11:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The St. Regis Hotel at 2 East 55th Avenue, New York, New York. The Company's principal executive offices are located at 1551 McCarthy Boulevard, Milpitas, California 95035 and its telephone number is
(408) 433-8000.

     These proxy solicitation materials were mailed on or about
March 29, 1996 to all stockholders entitled to vote at the meeting.

Record Date

     Stockholders of record at the close of business on March 15, 1996 are entitled to notice of and to vote at the meeting. As of the record date 128,461,781 shares of the Company's Common Stock, $0.01 par value, were issued and outstanding.

Revocability of Proxies

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

     On all matters other than the election of directors, each share has one vote. The required quorum for the transaction of the Annual Meeting is a majority of the shares of Common Stock outstanding on the record date. The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. See "ELECTION OF DIRECTORS - REQUIRED VOTE."

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Skinner & Co. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Skinner & Co. a fee not to exceed $4,000 for its services and will reimburse it for certain out of pocket expenses estimated to be $15,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1997 Annual Meeting must be received by the Company no later than November 30, 1996, and be otherwise in compliance with applicable laws and regulations in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.



                            SECURITY OWNERSHIP

Principal Stockholders

     As of March 15, 1996, the following persons were known to the Company to be beneficial owners of more than 5% of the Company's Common Stock:

Name and Address         Number of Shares Owned     Percentage of
                                                       Total
Jennison Associates           8,543,960                6.65%
Capital Corp. <F1>
  466 Lexington Avenue
  New York, NY 10017

The Prudential Insurance      8,759,304                6.81%
 Company of America <F2>
 Prudential Plaza
 Newark, NJ  07102

Wilfred J. Corrigan <F3>      6,737,452                5.24%
  1551 McCarthy Blvd.
  Milpitas, CA  95035
_______________

<F1>  Information obtained from a Schedule 13G dated February 1,
      1996 filed with the Securities and Exchange Commission. Jennison Associates Capital Corp. is an institutional investor and is considered the beneficial owner only as a result of its position as manager of the funds which own the shares of Common Stock of the Company. Jennison Associates Capital Corp. (Jennison Capital) is an autonomous subsidiary of The Prudential Insurance Company of America (Prudential). The shares of Common Stock reported by Jennison Capital are also included in the shares of Common Stock reported by Prudential in its
      Schedule 13G.  See note 2 below.


<F2> Information obtained from a Schedule 13G dated February 12,
     1996 filed with the Securities and Exchange Commission. Prudential may have direct or indirect voting and/or investment discretion over the shares of Common Stock reported which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential combines the holdings of these entities for administrative convenience. The number of shares of Common Stock set forth herein includes the shares listed as held by Jennison Capital. See note 1 above.

<F3> Includes 412,500 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.

Security Ownership of Management

     The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 1996 by all directors and nominees, each of the named executive officers set forth in the Summary Compensation Table (the "Named Executive Officers") and by all directors and current executive officers as a group:

                                                     Approximate
                                      Amount         Percentage
      Name                             Owned           Owned
Wilfred J. Corrigan <F1>...........  6,737,452            5.24%
T.Z. Chu <F2>......................     45,000             *
Malcolm R. Currie <F3>.............    110,000             *
James H. Keyes <F4>................     64,500             *
R. Douglas Norby <F5>..............     52,500             *
Brian L. Halla <F6>................    147,815             *
Cyril F. Hannon <F7>...............    137,916             *
Albert A. Pimentel <F8>............    132,919             *
Moshe N. Gavrielov <F9>............     51,751             *
All directors and executive
  officers as a group
  (13 persons) <F10>...............  7,767,645            6.05%
__________________
*    Less than 1%

<F1> Includes 412,500 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.
<F2> Includes 15,000 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.
<F3> Includes 37,500 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.
<F4> Includes 35,000 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.
<F5> Includes 30,000 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.
<F6> Includes 137,500 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996. Excludes options to purchase 25,000 shares of the common stock of LSI Logic Europe plc, a 98% owned affiliate of the Company.
<F7> Includes 90,000 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996. Excludes ownership by Mr. Hannon of 20,000 shares of the common stock of LSI Logic K.K., a 91% owned affiliate of the Company. Excludes options to purchase 75,000 shares of the common stock of LSI Logic Europe plc, a 98% owned affiliate of the Company.
<F8> Includes 120,000 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.
<F9> Includes 51,750 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996.
<F10>Includes 1,169,250 shares, options for which are presently exercisable or will become exercisable within 60 days of March 15, 1996. Excludes ownership of 20,000 shares of the common stock of LSI Logic K.K., a 91% owned affiliate of the Company. Excludes options to purchase 100,000 shares of the common stock of LSI Logic Europe plc, a 98% owned affiliate of the Company.

                               PROPOSAL ONE

                           ELECTION OF DIRECTORS


Nominees

     A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for such nominee as shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees of the Board of Directors as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees for election to the Board of Directors, their ages as of March 29,1996 and certain other information about them, are set forth below.

                                                       Director
Name of Nominee       Age     Principal Occupation       Since

Wilfred J. Corrigan    58     Chairman of the Board       1981
                               of Directors and Chief
                               Executive Officer of
                               the Company

James H. Keyes         55     Chairman and Chief          1983
                               Executive Officer of
                               Johnson Controls, Inc.

T.Z. Chu               61     President                   1992
                               Hoefer Pharmacia
                                Biotech, Inc.

Malcolm R. Currie      69     Chairman and Chief Executive 1992
                               Officer Electric Bicycle Co.

R. Douglas Norby       60     Senior Vice President       1993
                                and Chief Financial
                                Officer of Mentor
                                Graphics Corporation

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships between or among any directors or executive officers of the Company.

     Mr. Corrigan, a founder of the Company, has served as Chief Executive Officer and a director of the Company since its organization in January 1981. He served as President of the Company from its incorporation until April 1985. He presently serves on the board of directors of Brooktree Corporation.

     Mr. Keyes has served as Chairman and Chief Executive Officer of Johnson Controls, Inc., a manufacturer of automated building controls, batteries, automotive seating and plastics, since January 1993. From January 1988 until January 1993, Mr. Keyes served as President and Chief Executive Officer of Johnson Controls, Inc. From January 1986 to January 1988, Mr. Keyes served as President, Chief Operating Officer and a director of Johnson Controls, Inc.; from April 1985 to January 1986, Mr. Keyes served as Executive Vice President, Chief Operating Officer and a director of Johnson Controls, Inc.; from January 1985 to April 1985, he served as Executive Vice President of Johnson Controls, Inc.

     Mr. Chu has served as President of Hoefer Pharmacia Biotech, Inc. since March 1995. From August 1993 until March 1995, Mr. Chu served as President and Chief Executive Officer of Hoefer Scientific Instruments. From January 1992 until August 1993, Mr. Chu acted as a consultant to Hambrecht & Quist and to Thermo Instrument Systems, Inc. From 1990 until December 31, 1991, Mr. Chu served as the President of Finnigan Corporation. From 1969 until 1990, he served as the Principal Executive Officer and Director of Finnigan Corporation at which time it was acquired by Thermo Instrument Systems, Inc.

     Mr. Currie has served as Chairman and Chief Executive Officer of Electric Bicycle Co. since December 1994. He served as Chairman and Chief Executive Officer of Hughes Aircraft Company from March 1988 until his retirement in July 1992. From January 1976 until March 1988, Mr. Currie served as President and Chief Executive Officer of Delco Electronics.
He presently serves on the boards of directors of Unocal
Corporation, Investment Company of America and Moltech Corporation.

     Mr. Norby has served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation since September 1993. From July 1992 until September 1993, Mr. Norby served as President and Chief Executive Officer of Pharmetrix Corporation, a health care company. Mr. Norby served as President and Chief Operating Officer of Lucasfilm, Ltd. from February 1985 until May 1992. Additionally, from 1989 until May 1992, Mr. Norby served as Chairman, President and Chief Executive Officer of LucasArts Entertainment Company, a subsidiary of Lucasfilm, Ltd. Mr. Norby serves on the board of directors of Epitope, Inc.

Board Meetings and Committees

     The Board of Directors of the Company held a total of four meetings during the fiscal year ended December 31, 1995. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a separate nominating committee.


     The Audit Committee, which consists of Mr. Currie (who serves as its chairman), Mr. Keyes and Mr. Norby, held three meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent accountants, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee, which consists of Mr. Keyes (who serves as its chairman), Mr. Chu, Mr. Currie and Mr. Norby, held three meetings during the last fiscal year. The Compensation Committee reviews and approves the Company's executive compensation policy and makes recommendations concerning the Company's employee benefit plans.

     During the fiscal year ended December 31, 1995, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

Compensation of Directors

     Members of the Board of Directors who are not employees of the Company receive an annual fee of $20,000 paid on a prorated basis and $1,250 for each meeting they attend, plus expenses.
The Company s 1995 Director Option Plan (the 1995 Director Plan ), as adopted by the Board of Directors and approved by the stockholders, provides for the grant of nonstatutory stock options to non-employee directors of the Company ("Outside Director"). Each Outside Director shall be granted an option to purchase 15,000 shares of Common Stock (the "First Option") on the date on which he or she first becomes an Outside Director; provided, however, that no Outside Director who was an Outside Director immediately prior to the effective date of the 1995 Director Plan (June 1, 1995) will receive a First Option. In addition, on April 1 of each year (commencing in 1996), each Outside Director shall automatically be granted an option to purchase 7,500 shares of Common Stock of the Company (a "Subsequent Option"), if on such date he or she shall have served on the Board of Directors for at least six months. The 1995 Director Plan provides for neither a maximum nor a minimum number of option shares that may be granted to any one non-employee director but does provide for the number of shares which may be included in any grant and the method of making a grant. Options granted pursuant to the 1995 Director Plan have a term of ten years and are exercisable cumulatively to the extent of 25% of the shares subject to the grant on each of the first four anniversaries of the date of grant. Options granted pursuant to the 1995 Director Plan may be exercised only while the optionee is a director of the Company or within 12 months after death or within three months after the optionee ceases to serve as a director of the Company but in no event after its ten year term has expired.

REQUIRED VOTE

     Directors shall be elected by a plurality of the votes of the shares of the Company's Common Stock entitled to vote and represented in person or by proxy at the Annual Meeting. Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than five candidates.
However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. The Company will exercise discretionary authority to cumulate votes in the event that additional persons are nominated at the Annual Meeting for election of directors.

     While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the election of directors, the Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business.
In the absence of controlling precedent to the contrary, the Company intends to treat abstentions with respect to the election of directors in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Accordingly, the Company intends to treat broker non-votes with respect to the election of directors in this manner. Votes against, votes withheld and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

     MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.


                               PROPOSAL TWO

          RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse L.L.P., independent accountants, to audit the consolidated financial statements of the Company for its 1996 fiscal year and recommends that the stockholders vote for ratification of such appointment. If there is a negative vote on such ratification, the Board of Directors will reconsider its selection. Price Waterhouse has audited the Company's consolidated financial statements since the fiscal year ended December 31, 1981. Representatives of Price Waterhouse are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS THE
INDEPENDENT ACCOUNTANTS FOR THE 1996 FISCAL YEAR.  THE EFFECT OF
AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

                          EXECUTIVE COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000, information concerning all reportable compensation awarded to, earned by or paid to each for services to the Company in all capacities during the fiscal year ended December 31, 1995, as well as such compensation for each such individual for the Company's previous two fiscal years.





                     SUMMARY COMPENSATION TABLE
                       Annual Compensation
                                                   Other Annual
Name and                                           Compensation
Principal Position    Year     Salary($)   Bonus($)  ($)<F1>
Wilfred J. Corrigan   1995     $600,769    $730,000   $ 13,100
Chief Executive       1994     $563,846    $575,000   $  9,600
  Officer             1993     $530,077    $400,000   $ 16,600

Brian L. Halla        1995     $319,231    $300,000   $ 10,225
Executive Vice        1994     $299,231    $250,000   $ 12,274
President, LSI Logic  1993     $280,481    $200,000   $  8,500
  Products

Cyril F. Hannon       1995     $291,923    $250,000   $  9,479
Executive Vice        1994     $279,615    $175,000   $  8,400
President, Worldwide  1993     $261,538    $170,000   $  8,400
  Operations

Albert A. Pimentel    1995     $251,923    $200,000   $  8,400
Senior Vice President 1994     $236,923    $160,000   $  9,295
 Finance and Chief    1993     $222,923    $150,000   $  9,400
 Financial Officer

Moshe N. Gavrielov    1995     $226,923    $165,000   $172,014
Senior Vice President 1994     $186,038    $100,000   $  7,200
International         1993     $163,438    $ 65,000   $  7,200
Marketing and Sales

<F1>  Includes amounts paid for car allowance, tax planning, and, in the case of Mr. Gavrielov foreign relocation payments.

                          SUMMARY COMPENSATION TABLE
                            Long Term Compensation

                             Awards              Payouts
                                                           All
                              Restricted                  Other
                              Stock      Options/   LTIP  Compen-
                       Year   Awards       SARs   Payouts  sation
                             ($)<F2>    (#)<F3>  ($)<F4>  ($)<F5>
Wilfred J. Corrigan    1995    0       1,400,000    0     $37,823
                       1994    0       0            0     $41,351
                       1993    0       250,000      0     $23,483

Brian L. Halla         1995    0       200,000      0     $19,211
                       1994    0       30,000       0     $20,636
                       1993    0       100,000      0     $14,322
Cyril F. Hannon        1995    0       100,000      0     $21,638
                       1994    0       30,000       0     $23,313
                       1993    0       100,000      0     $17,931

Albert A. Pimentel     1995    0       40,000       0     $16,665
                       1994    0       20,000       0     $15,336
                       1993    0       30,000       0     $10,316

Moshe N. Gavrielov     1995    0       40,000       0     $13,353
                       1994    0       20,000       0     $10,606
                       1993    0       40,000       0     $ 7,744

<F2> The Company has not granted any restricted stock rights.
<F3> The Company has not granted any stock appreciation rights.
     The number of options granted has been adjusted to give effect to the two for one stock split in the form of a stock dividend paid to stockholders of record on May 23, 1995.
<F4> The Company does not have any Long Term Incentive Plans as that term is defined in the regulations.
<F5> All Other Compensation  is itemized as follows:
     - In 1995, Mr. Corrigan received $31,523 for profit sharing and $6,300 for group term life insurance. In 1994, Mr. Corrigan received $34,301 for profit sharing, $750 for a patent award, and $6,300 for group term life insurance. In 1993, Mr. Corrigan received $22,183 for profit sharing and $6,300 for group term life insurance.

     - In 1995, Mr. Halla received $16,775 for profit sharing and $2,436 for group term life insurance. In 1994, Mr. Halla received $18,200 for profit sharing and $2,436 for group term life insurance. In 1993, Mr. Halla received $11,886 for profit sharing and $2,436 for group term life insurance.

     - In 1995, Mr. Hannon received $15,337 for profit sharing and $6,300 for group term life insurance. In 1994, Mr. Hannon received $17,013 for profit sharing and $6,300 for group term life insurance. In 1993, Mr. Hannon received $11,091 for profit sharing and $6,300 for group term life insurance.

     - In 1995, Mr. Pimentel received $13,737 for profit sharing and $1,428 for group term life insurance. In 1994, Mr. Pimentel received $14,412 for profit sharing and $924 for group term life insurance. In 1993, Mr. Pimentel received $9,392 for profit sharing and $924 for group term life insurance.

     - In 1995, Mr. Gavrielov received $11,925 for profit sharing and $1,428 for group term life insurance. In 1994, Mr. Gavrielov received $9,245 for profit sharing and $1,361 for group term life insurance. In 1993, Mr. Gavrielov received $6,956 for profit sharing and $788 for group term life insurance.

Stock Option Grants and Exercises

     The following tables set forth the stock options granted to the Named Executive Officers under the Company's stock option plans and the options exercised by such Named Executive Officers during the fiscal year ended December 31, 1995.

     The Option/SAR Grant Table sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of grant of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company s estimate or projection of future Common Stock price growth. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions, the Company s future performance and the timing of options exercised, if any.

            OPTION/SAR<F1> GRANTS IN LAST FISCAL YEAR
        LSI Logic Corporation 1991 Equity Incentive Plan<F2>


                             Individual Grants

                               Percent of
                               total options/  Exercise
                    Options/   SARs granted    or base    Expir-
                    SARS       to employees    price      ation
Name                granted(#) in fiscal year  ($/share)   Date
Wilfred J. Corrigan 1,400,000  32.5%            $25.31   02/13/05
Brian L. Halla      200,000    4.6%             $25.31   02/13/05
Cyril F. Hannon     100,000    2.3%             $25.31   02/13/05
Albert A. Pimentel  40,000     1.0%             $25.31   02/13/05
Moshe N. Gavrielov  40,000     1.0%             $25.31   02/13/05

<F1> The Company has not granted any stock appreciation rights.
     The number of options granted has been adjusted to give effect to the stock split in the form of a two for one stock dividend paid to stockholders of record on May 23, 1995.
<F2> The material terms of the grants (other than those set forth in the table) are: (a) The exercise price of the options is the fair market value of Common Stock as of the date of grant; (b) The options vest cumulatively in equal 25% increments on each of the first four anniversaries of the date of grant; (c)To the extent unexercised, the options lapse after ten years; (d) The options are non-transferrable and are only exercisable during the period of employment of the optionee (or within three months following termination of employment), subject to limited exceptions in the cases of certain terminations, death or permanent disability of the optionee.

                      Potential Realizable Value
Assumed Annual Rate of Stock Price Appreciation for Option Term

Name                           5%                10%
Wilfred J. Corrigan            $22,286,453       $56,478,248
Brian L. Halla                 $ 3,183,779       $ 8,068,321
Cyril F. Hannon                $ 1,591,890       $ 4,034,161
Albert A. Pimentel             $   636,756       $ 1,613,664
Moshe N. Gavrielov             $   636,756       $ 1,613,664

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                  AND YEAR-END VALUES <F1>
      LSI Logic Corporation 1991 Equity Incentive Plan
Name                      Number of Shares
                          Acquired on Exercise    Value Realized
Wilfred J. Corrigan       62,500                  $2,847,243
Brian L. Halla            227,500                 $7,344,469
Cyril F. Hannon           200,000                 $8,011,375
Albert A. Pimentel        40,000                  $1,253,750
Moshe N. Gavrielov        28,750                  $  682,859

<F1> The Company has not granted any stock appreciation rights.
     The number of options granted has been adjusted to give effect to a stock split in the form of a two for one stock dividend paid to stockholders of record on May 23, 1995.

Name                Total Number of Unexercised Options
                      Held at Fiscal Year End
                       Exercisable              Unexercisable
Wilfred J. Corrigan    0                        1,525,000
Brian L. Halla         22,500                   310,000
Cyril F. Hannon        22,500                   187,500
Albert A. Pimentel     97,500                   132,500
Moshe N. Gavrielov     17,500                   134,250


Name                         Total Value <F2> of Unexercised,
                             In-the-Money Options Held at
                                   Fiscal Year End
                         Exercisable             Unexercisable
Wilfred j. Corrigan      $0                      $10,768,750
Brian L. Halla           $  534,688              $ 3,807,344
Cyril F. Hannon          $  528,750              $ 2,649,063
Albert A. Pimentel       $2,669,375              $ 2,646,250
Moshe N. Gavrielov       $  201,094              $ 1,835,453

<F2> Total value of vested options based on fair market value of
     Company's Common Stock of $30.75 per share as of December
     31, 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Compensation Committee (the "Committee") of the Board of
Directors establishes the overall executive compensation strategies of the Company and approves compensation elements for the chief executive officer and other executive officers. The
Committee periodically reviews its approach to executive compensation.

     The Committee is comprised of all of the outside, non-employee members of the Board of Directors (four), none of whom have interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems appropriate to obtain.

     The compensation philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the Company's business strategies, objectives and initiatives. For incentive-based compensation, the Committee considers the desirability of structuring such compensation arrangements so as to qualify for deductibility under Section 162(m) of the Internal Revenue Code. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decisions with a view towards the Company's overall financial performance.

Executive Officer Compensation

     The Committee's approach is based upon a belief that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company's performance and an individual's contribution to the Company's success. In addition, the Committee strives to align the interests of the Company's executive officers with the long-term interests of stockholders through stock option grants that can result in ownership of the Company's Common Stock. The Committee endeavors to structure each executive officer's overall compensation package to be consistent with this approach and to enable the Company to attract, retain and reward personnel who contribute to the success of the Company.

     The Company's compensation program for executive officers is based on the following guidelines:
     - Establishment of salary levels and participation in generally available employee benefit programs based on competitive compensation package practices.

     - Utilization of a performance-based, cash incentive plan.

     - Inclusion of equity opportunities that create long term incentives based upon increases in stockholder return.

     For 1995, the Committee approved and made awards pursuant to a cash incentive plan that provided for bonus awards to be made to the executive officers and other members of senior management subject to an aggregate budget for all awards under the plan.
The plan established a minimum level of operating income to be achieved by the Company for the year before any payments would be made under the plan. The plan also allowed upward adjustments in awards to be made if the minimum operating income target was exceeded. In addition, pursuant to the plan's provisions, except as to his own eligibility for an award under the plan, the CEO was authorized to determine individual bonus award amounts pursuant to his judgment of each participant's relative personal contributions to the Company's performance, subject to the approval by the Committee of awards to executive officers.

     The Company's operating income exceeded the target established under the plan. As a result, the bonus awards to executive officers under the plan were increased over plan targets, as permitted by the plan, and upon the recommendation of the CEO were approved by the Committee. The total of all payments under the plan were within the budget approved previously by the Committee.

     Based upon the guidelines set forth above, during 1995 the Committee approved a budget for increases in executive officers' base salary levels. Increases in base salary amounts for individual executive officers were then made pursuant to the CEO's judgment and discretion in satisfying the Company's compensation philosophy set forth above, which increases, in the aggregate, were within the budget that had been approved by the Committee. The general level of compensation of the Company's executive officers is in the median of ranges of compensation information sources against which the Company makes competitive comparisons.

     The Company maintains a set of guidelines for use in making recommendations to the Committee on individual grants of stock options, including the size of such grants, to executive officers. Options to purchase the Common Stock of the Company were granted to the executive officers by reference to the guidelines. These guidelines are developed by reference to external published surveys and other information that are believed to fairly reflect the competitive environment in which the Company operates and which are consistent with the compensation principles set forth above.

Chief Executive Officer Compensation

     Mr. Corrigan has been CEO of the Company since its founding in 1980. His base salary prior to the beginning of fiscal 1995 was $580,000, which was increased to $625,000 during 1995, based upon reference to external competitive pay practices, the above described compensation approach to executive officers and an independent assessment by this Committee of Mr. Corrigan's performance.

     The Committee also awarded Mr. Corrigan a cash bonus in the amount of $730,000, based upon its evaluation of Mr. Corrigan's performance under the provisions of the incentive plan applicable to the other executive officers. Competitive pay practice data evaluated by the Committee was derived from an information base comprised of a group of other technology companies, many of which are included in the Hambrecht & Quist Technology Index, as compiled by an externally generated information source. The base salary established by the Committee for the CEO falls in the median of the range of such information used for competitive comparisons.

During 1995, the Committee granted to Mr. Corrigan an option to purchase 700,000 shares of common stock which vests in equal increments over four years. The Committee believes Mr. Corrigan has managed the Company well, and has achieved distinguished results, including in terms of revenue, gross margin, operating income and net income growth.


                         MEMBERS OF THE COMPENSATION COMMITTEE

February 16, 1996                  James H. Keyes
                                   T.Z. Chu
                                   Malcolm R. Currie
                                   R. Douglas Norby


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are set forth in the preceding section as well as in Proposal One. There are no members of the Compensation Committee who were: officers or employees of the Company or any of its subsidiaries during the fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

PERFORMANCE GRAPH

     The stock price performance shown on the graph following is not necessarily indicative of future price performance.

              Comparison of Five Year Cumulative Total Return
                Among LSI Logic Corporation*, S&P 500 Index
                  and Hambrecht & Quist Technology Index

Year         LSI Logic           Standard &          Hambrecht &
(12/31)      Corporation         Poors 500           Quist
1990           $100                $100                $100
1991           $103                $148                $130
1992           $172                $170                $140
1993           $254                $186                $155
1994           $646                $215                $157
1995           $1048               $323                $215

* The Company operates on a 52/53 week fiscal year which ends on the Sunday closest to December 31. Accordingly, the Company's last trading day of its fiscal year may vary. For consistent presentation and comparison to the industry indices shown herein, the Company has calculated its stock performance graph assuming a December 31 year end.

     The numbers for 1995 have been adjusted to give effect to a stock split in the form of two for one stock dividend paid to stockholders of record on May 23, 1995.

CERTAIN TRANSACTIONS

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York
Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and written representations received from those reporting persons recognized by the Company as being subject to filing requirements that they have complied with the relevant filing requirements, the Company believes that all other filing requirements applicable to its executive officers and directors were complied with as of December 31, 1995.


                               OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


                                        THE BOARD OF DIRECTORS
March 29, 1996                          FORM OF PROXY

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      LSI LOGIC CORPORATION
               1996 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of LSI Logic Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated
March 29, 1996, and hereby appoints Wilfred J. Corrigan and David
E. Sanders, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996
Annual Meeting of Stockholders of LSI Logic Corporation to be held on May 10, 1995, at 11:00 a.m. local time, at The St. Regis hotel, 2 East 55th Street, New York, New York, and at any adjournment(s) thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


1.   ELECTION OF DIRECTORS:/ / FOR all nominees listed below
                              (except as listed below)
                           / / WITHHOLD authority to vote
                              for all nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Wilfred J. Corrigan; Malcolm R. Currie; T.Z. Chu; James H. Keyes;
R. Douglas Norby.

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE, LLP
     AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY:
          / / FOR     / / AGAINST    / / ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY
DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF
DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S
INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON
SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY
ADJOURNMENT(S) THEREOF.


                                    Dated:_________________, 1996


                                   ______________________________
                                   Signature


                                   ______________________________
                                   Signature



(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

